EXHIBIT 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Kineta, Inc. (“Kineta”) on Form S-3 of our report dated March 30, 2023, with respect to our audits of the consolidated financial statements of Kineta as of December 31, 2022 and 2021 and for each of the two years ended December 31, 2022 appearing in the Annual Report on Form 10-K of Kineta for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

November 3, 2023